UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/02/2007

Newpark Resources, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-2960

Delaware	72-1123385
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381
(Address of principal executive offices, including zip code)

281-465-6800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Gregg Piontek, age 36, has been elected Controller and Chief Accounting Officer of Newpark Resources, Inc. ("Newpark") effective April 2, 2007. From 2006 until March 2007, Mr. Piontek served as Vice President and Chief Accounting Officer of Stewart & Stevenson LLC. From 2001 to 2006, he held the positions of Assistant Corporate Controller and Controller, Power Products Division at Stewart & Stevenson Services, Inc.

There is no written employment contract between Mr. Piontek and Newpark which guarantees Mr. Piontek's term of employment, salary or other incentives, all of which are entirely at the discretion of the Board of Directors. Mr. Piontek is eligible to participate in Newpark's incentive compensation plan and he is also eligible to receive annual stock options and performance-based awards under Newpark's stock incentive plan as determined in the discretion of the Compensation Committee. Mr. Piontek is also eligible to participate in Newpark's broad-based benefit programs generally available to its salaried employees, including health, life, disability and other insurance and benefits, 401(k) Plan, vacation, paid sick leave and other employee benefits.

There is no other arrangement or understanding between Mr. Piontek and any other person pursuant to which he was selected as an officer. Mr. Piontek has no family relationship to any other executive officer or director of Newpark.

Eric Wingerter, who formerly served in this position, was named as Assistant Controller effective as of April 2, 2007 and will serve in this capacity until his departure from Newpark in May, 2007.

A copy of a news release relating to the personnel change is attached as Exhibit 99.1 to this report and is incorporated by reference to this Item 5.02.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

99.1 -- Press Release dated April 5, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newpark Resources, Inc.

Date: April 05, 2007	By:	/s/ James E. Braun
James E. Braun
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated April 5, 2007.